Exhibit 99.1

ALNYLAM PHARMACEUTICALS REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

- Company to Webcast Conference Call at 4:30pm on August 4, 2004 -

Cambridge, MA, August 4, 2004 – Alnylam Pharmaceuticals, Inc. (Nasdaq:ALNY) today reported its consolidated financial results for the quarter ended June 30, 2004.

Alnylam is the leader in RNA interference (RNAi), a major scientific breakthrough. The Company is focused on creating a significant and sustainable product pipeline using RNAi to silence genes that are implicated in the cause or pathway of human disease. The Company’s business strategy is focused on leveraging its scientific leadership and intellectual property strength through creating significant partnerships with esteemed companies in the industry including Merck, Isis Pharmaceuticals and others. Alnylam’s initial public offering took place in May 2004.

“In the second quarter we continued our track record of accomplishments by becoming a public company and entering into a new, second significant collaboration with Merck focused on ocular disease,” commented John Maraganore, Ph.D., president and chief executive officer of Alnylam. “We look forward to continuing to advance RNAi as a product engine and creating a pipeline of novel therapeutics.”

Cash and Marketable Securities

At June 30, 2004, Alnylam had total cash and cash equivalents and marketable securities of $46.1 million as compared to $23.2 million at December 31, 2003. In June 2004, the Company completed its initial public offering, selling 5.75 million shares of its common stock with net proceeds of approximately $30.0 million.

Net Loss

The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. (“GAAP”) for the quarter ended June 30, 2004 was $7.7 million or $1.10 per share as compared to a net loss of $3.7 million or $6.83 per share for the prior period.

Revenues

Total revenues were $0.1 million for the quarter ended June 30, 2004. The Company’s revenue has been derived primarily from its first strategic alliance with Merck, entered into in September 2003. The initial $2.0 million payment from that collaboration has been deferred and is being recognized as revenue ratably over the estimated life of the contract. In June 2004, Alnylam entered into a second collaboration and license agreement with Merck under which it recorded deferred revenue of $2.0 million related to a license fee as well as $1.0 million for reimbursement of prior research and development costs. Revenue from both of these payments has been deferred and will be recognized ratably over the estimated life of the contract.

Research and Development Expenses

Total research and development expenses were $4.2 million for the quarter ended June 30, 2004 as compared with $1.8 million for the prior period. Research and development expenses were significantly higher in the three months ended June 30, 2004, primarily from research and development expenses incurred by Alnylam Europe, which was acquired in July 2003 and for which there were no comparable amounts in the prior period, a license fee incurred during the three months ended June 30, 2004 under the Isis Pharmaceuticals, Inc. agreement, and expansion of the Company’s research and development group.

General and Administrative Expenses

General and administrative expenses were $2.9 million for the quarter ended June 30, 2004 as compared to $1.5 million for the prior period. The increase resulted primarily from the expansion of the Company’s management team, the addition of Alnylam Europe in July 2003 for which there were no comparable amounts in the prior period, and the additional costs associated with operating as a public company.

Capital Expenditures

The Company currently has an agreement with Lighthouse Capital Partners V, L.P. for an equipment line of credit for $10.0 million of which $4.3 million is available under the line of credit as of June 30, 2004. The Company has the ability to draw down the remaining amounts under the line of credit through June 30, 2005 upon adherence to certain conditions and believes that the remaining availability under this equipment line of credit will be sufficient for its capital expenditures at least through calendar 2004.

Cash Outlook for Calendar 2004

The Company anticipates that it will end 2004 with approximately $30.0 million to $40.0 million of total cash and marketable securities.

Second Quarter Highlights

•	Merck & Co. and Alnylam announced a new, multi-year collaboration to develop and commercialize RNAi therapeutics for ocular diseases. It is the second strategic alliance between Merck and Alnylam, and will focus on age-related macular degeneration (“AMD”) and other ocular diseases caused by abnormal growth or leakage of small blood vessels in the eye. Alnylam’s existing program to develop a Direct RNAi™ therapeutic for the treatment of AMD will be incorporated into the new collaboration.

•	Alnylam priced its initial public offering of 5 million shares of common stock at a price of $6.00 per share on May 27, 2004. In early June 2004, the underwriters exercised their over-allotment option by purchasing an additional 750,000 shares of Alnylam’s common stock.

Conference Call

Alnylam will host a conference call at 4:30 pm EDT on August 4, 2004 that may be accessed by dialing 800-299-7098 (domestic) or 617-801-9715 (international) five minutes prior to the start time, and providing the passcode 87679412. A replay of the call will be available from 6:30 pm EDT on August 4, 2004 until August 11, 2004. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the access code 79365871. On this call management will provide an update on the company, discuss second quarter results and discuss expectations for the future. A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event, and will be archived for 14 days.

About Alnylam

Alnylam is a biopharmaceutical company seeking to develop and commercialize novel therapeutics based on RNA interference, or RNAi. Growing from its foundation as the world’s first company focused on RNAi therapeutics, the company’s leadership in the field of RNAi is supported by its preeminent founders and advisors and its strengths in fundamental patents, technology, and know-how that underlie the commercialization of RNAi therapeutics. Alnylam is developing a pipeline of RNAi products using Direct RNAi™ to treat ocular, central nervous system, and respiratory diseases and Systemic RNAi™ to treat a broad range of diseases, including oncology, metabolic, and autoimmune diseases. The company’s global headquarters are in Cambridge, Massachusetts. For additional information, please visit www.alnylam.com.

Forward-Looking Statements

Various statements in this release concerning our future expectations, plans, prospects, future operating results, projections of cash and marketable securities and sufficiency of funding for capital expenditures constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; obtaining, maintaining and protecting intellectual property utilized by our products; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of the final prospectus relating to our initial public offering on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Selected Financial Information
(In thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
Consolidated Statements of Operations	June 30,	June 30,	June 30,	June 30,
(Unaudited)	2004	2003	2004	2003
Revenue from research collaborators	$131	$—	$265	$—

Costs and expenses
Research and development (1)	4,159	1,784	14,594	3,051
General and administrative (1)	2,947	1,480	5,978	2,388

Total operating costs and expenses	7,106	3,264	20,572	5,439

Loss from operations	(6,975)	(3,264)	(20,307)	(5,439)

Other Income (Expense)
Interest income	74	56	111	88
Interest expense	(97)	(35)	(305)	(42)
Other expense (income), net	42	(1)	(37)	(1)

Total other income (expense)	19	20	(231)	45

Net Loss	(6,956)	(3,244)	(20,538)	(5,394)
Accretion of redeemable convertible preferred stock	(751)	(435)	(2,713)	(870)

Net loss attributable to common stockholders	$(7,707)	$(3,679)	$(23,251)	$(6,264)

Net loss per common share
Net loss per common share (basic and diluted)	$(1.10)	$(6.83)	$(5.39)	$(12.52)

Weighted average common shares used to compute basic and diluted net loss per common share	6,997,479	538,706	4,315,860	500,341

(1) Noncash stock-based compensation (income) expense included in these amounts are as follows:
Research and development	$(531)	$247	$1,193	$747
General and administrative	484	58	991	77

Total stock-based compensation	$(47)	$305	$2,184	$824

Condensed Consolidated Balance Sheets	June 30,	December 31,
(Unaudited)	2004	2003
Cash and cash equivalents and marketable securities	$46,098	$23,193
Restricted cash	2,313	2,686
Collaboration receivable	3,000	—
Prepaid expenses and other current assets	1,413	623
Property and equipment, net	11,436	4,756
Intangible and other assets	4,213	3,925

Total Assets	$68,473	$35,183

Total current liabilities	$8,704	$3,844
Deferred revenue	3,389	1,556
Note payable, net of current portion	5,705	1,301
Redeemable convertible preferred stock	—	55,189
Total stockholders’ equity (deficit)	50,675	(26,707)

Total Liabilities and Shareholders’ Equity (Deficit)	$68,473	$35,183

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the

Company’s filing on Form S-1 which includes the audited financial statements for the year ended December 31, 2003.